     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2006

                                                     REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     ML LIFE INSURANCE COMPANY OF NEW YORK
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    NEW YORK
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      6312
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   16-1020455
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                            222 BROADWAY, 2ND FLOOR
                            NEW YORK, NEW YORK 10038
                                 (800) 333-6524
                        (ADDRESS INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                            BARRY G. SKOLNICK, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                     ML LIFE INSURANCE COMPANY OF NEW YORK
                      1300 MERRILL LYNCH DRIVE, 2ND FLOOR
                          PENNINGTON, NEW JERSEY 08534
                                 (609) 274-5390
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                             STEPHEN E. ROTH, ESQ.
                             MARY E. THORNTON, ESQ.
                        SUTHERLAND ASBILL & BRENNAN LLP
                         1275 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004

       (APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC)
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF          AMOUNT TO BE           OFFERING            AGGREGATE           REGISTRATION
  SECURITIES TO BE REGISTERED         REGISTERED         PRICE PER UNIT       OFFERING PRICE            FEE
--------------------------------------------------------------------------------------------------------------------
Modified Guaranteed Annuity
  Contracts and Participating
  Interests Therein.............          *                    *                    *                    *
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

* The Registrant is not registering any new securities. Amounts previously registered in connection with File Nos.333-48983, 33-34562 and 33-60288 were $50,000,000 $120,000,000 and $150,000,000, respectively.
                            ------------------------

The registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 333-48983, 33-34562 and 33-60288.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
MAY 1, 2006

                               ML NY ASSET I (SM)
                INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT
                                   ISSUED BY
                     ML LIFE INSURANCE COMPANY OF NEW YORK
      Home Office: 222 Broadway, 2nd Floor, New York, New York 10080-6511
        Service Center: P.O. Box 44222, Jacksonville, Florida 32231-4222
             4804 Deer Lake Drive East, Jacksonville, Florida 32246
                             Phone: (800) 333-6524
                                OFFERED THROUGH
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

This prospectus describes an INDIVIDUAL MODIFIED GUARANTEED ANNUITY contract (the "Contract") issued by ML Life Insurance Company of New York.

        An ANNUITY contract provides for a series of payments that are made in regular intervals beginning on a specified date. A MODIFIED GUARANTEED ANNUITY contract additionally provides that fixed rates of interest will be credited to the contract for specified periods of time (called guarantee periods). If you make a withdrawal prior to the end of those periods, we will adjust the contract value to reflect the difference between the guaranteed interest rates and the interest rates being offered at that time.

To purchase a Contract, you must complete an application and pay a single premium. You must then allocate your premium among one or more subaccounts that grow at a specified guaranteed rate of interest, which will not be less than 3%, for the guarantee period.

As of June 14, 2004, we offer only a ten year Initial Guarantee Period under the Contracts. We no longer offer Initial Guarantee Periods that range from one to nine years. For renewals, however, we currently continue to offer ten Guarantee Periods ranging from one to ten years in length. We may discontinue offering any of these Guarantee Periods (other than the one year Guarantee Period) at any time.

PURCHASING THIS CONTRACT INVOLVES CERTAIN RISKS. WE WILL APPLY A WITHDRAWAL CHARGE AND A MARKET VALUE ADJUSTMENT IF YOU MAKE A WITHDRAWAL OR ANNUITIZE BEFORE THE END OF A GUARANTEE PERIOD. THE MARKET VALUE ADJUSTMENT MAY BE EITHER POSITIVE OR NEGATIVE. ACCORDINGLY, THE VALUE OF YOUR CONTRACT COULD EITHER INCREASE OR DECREASE AND YOU COULD LOSE A SUBSTANTIAL PORTION OF THE PREMIUM YOU INVESTED. YOU SHOULD CAREFULLY CONSIDER YOUR INCOME NEEDS BEFORE PURCHASING A CONTRACT.

WHEN YOU TAKE WITHDRAWALS FROM A SUBACCOUNT, A FEDERAL INCOME TAX IS IMPOSED ON THE ENTIRE GAIN IN YOUR CONTRACT AND NOT JUST THE GAIN FROM THAT SUBACCOUNT. WITHDRAWALS BEFORE AGE 59 1/2 MAY ALSO INCUR A 10% FEDERAL PENALTY TAX. CAREFULLY DISCUSS YOUR PERSONAL TAX SITUATION WITH YOUR ADVISORS BEFORE YOU PURCHASE A CONTRACT.

ADDITIONAL INFORMATION ABOUT THESE RISKS APPEAR UNDER "CHARGES" AND "FEDERAL INCOME TAXES."

                NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
CAPSULE SUMMARY.............................................    3
DESCRIPTION OF THE CONTRACT.................................    5
     THE CONTRACT...........................................    5
     APPLICATION AND PREMIUM................................    5
     SUBACCOUNTS AND SUBACCOUNT VALUES......................    5
          Choices at the End of the Subaccount Guarantee
          Period (the Renewal Date).........................    5
          How We Determine the Guaranteed Interest Rates for
          Subaccounts.......................................    6
     WITHDRAWALS............................................    7
     CHARGES................................................    8
          Market Value Adjustment ("MVA")...................    8
          Withdrawal Charge.................................   10
          Premium Taxes.....................................   12
     DEATH BENEFIT PAYMENTS AND BENEFICIARIES...............   12
          Beneficiaries.....................................   12
          Death Before the Annuity Date.....................   13
          Death After the Annuity Date......................   13
     ANNUITY PROVISIONS (ANNUITIZATION).....................   14
          Annuity Date......................................   14
          Annuitant.........................................   15
          Annuity Options...................................   15
          Change of Annuity Date, Annuitant or Annuity
          Option............................................   16
OTHER PROVISIONS............................................   16
          Assignment........................................   16
          Notices and Elections.............................   16
          Amendment of Contract.............................   16
          Free Look Right...................................   17
          Guarantee of Contract.............................   17
DISTRIBUTION OF THE CONTRACTS...............................   17
FEDERAL INCOME TAXES........................................   18
LEGAL PROCEEDINGS...........................................   22
LEGAL MATTERS...............................................   22
EXPERTS.....................................................   22
KEEP WELL AGREEMENT.........................................   23
REGISTRATION STATEMENT......................................   23
APPENDIX....................................................  A-1

                                CAPSULE SUMMARY

THE CONTRACT

This prospectus describes an individual modified guaranteed annuity contract issued by ML Life Insurance Company of New York ("we" or "us").

APPLICATION

To purchase a Contract, you must complete and return an application to our Service Center. We have the right to reject any application.

PREMIUMS

We issue one Contract for each single premium payment you make. Your single premium must be at least $5,000.

SUBACCOUNTS

We maintain one or more subaccounts for the value of your Contract. Each subaccount grows at a specified interest rate which will not be less than 3%. We guarantee that we will credit that interest rate for a specified period, called a Guarantee Period, that corresponds to the subaccount. Currently, we offer only one Initial Guarantee Period. You must tell us how much of your premium payment you want us to put in each subaccount. You must allocate at least $5,000 to each subaccount you choose. At the end of the Guarantee Period (on the Renewal Date), you may transfer the value of that subaccount to one or more subaccounts at the interest rates then in effect.

CHARGES

       WITHDRAWAL CHARGE

       If you take a withdrawal from a subaccount before the end of the Guarantee Period, we will deduct a withdrawal charge generally equal to six months of interest on the amount withdrawn at the guaranteed interest rate. During the first contract year, the withdrawal charge will not exceed 10% of the amount withdrawn. This percentage limitation will decline by one percentage point during each contract year thereafter. We do not impose a withdrawal charge on withdrawals made after the end of the tenth contract year. We also do not deduct a withdrawal charge when the annuitant dies or you die. We also currently do not deduct a withdrawal charge when we begin to make annuity payments.

       MARKET VALUE ADJUSTMENT ("MVA")

       If you take a withdrawal from a subaccount before the end of the Guarantee Period, we will apply an MVA. Generally, we will apply an MVA at the time we begin to make annuity payments for any subaccount that has not reached the end of its Guarantee Period. The MVA may be positive or negative and can affect the value of your Contract. Generally, if the interest rates for a new Contract are higher than the guaranteed rates of your Contract, the MVA will be negative. If the interest rates for a new Contract are lower than the guaranteed rates of your Contract, the MVA will be positive. For death benefit payments, we only credit a positive MVA; we do not deduct any negative MVA.

       PREMIUM TAXES

       We deduct any applicable premium taxes when you annuitize. Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 3.0% (6.0% in Guam). In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender, or death benefit paid, we will also deduct a charge for these taxes on any withdrawal, surrender, or death benefit payment.

ANNUITY PAYMENTS

You choose the date that you want us to begin to make annuity payments (the annuity date). You also choose the method under which we make these payments (the annuity option). You may change the annuity date or annuity option any time before we begin to make annuity payments. You cannot make full or partial withdrawals or change your annuity option after we begin to make annuity payments.

PAYMENT ON DEATH ("DEATH BENEFIT")

       BEFORE THE ANNUITY DATE

       If you or the annuitant dies prior to the annuity date, we will pay the designated beneficiary the value of the Contract plus any positive MVA plus interest until the date of payment at an annual rate we determine from time to time.

       AFTER THE ANNUITY DATE

       If you die after we begin making annuity payments, we will continue to make annuity payments to your beneficiary. If the annuitant dies after we begin to make annuity payments, the annuitant's designated beneficiary may request that we either continue to make any remaining guaranteed annuity payments or pay the present value of those payments in a lump sum.

WITHDRAWALS

You may take withdrawals any time before we begin to make annuity payments or before the annuitant's death, whichever is earlier. Withdrawals are subject to tax and if taken prior to age 59 1/2 may also be subject to a penalty tax. Certain CHARGES and minimums apply to withdrawals.

FREE LOOK

When you receive your Contract, you should review it carefully to make sure it is what you intended to purchase. You may return the Contract for a premium refund within ten days after you receive it. Some states allow a longer period to return the Contract. To receive a premium refund, you must return the Contract to our Service Center or to your Merrill Lynch Financial Advisor.

ML LIFE INSURANCE COMPANY OF NEW YORK

We issue the Contracts. Our home office is in New York, New York. Our Service Center's address and phone number are P.O. Box 44222, Jacksonville, Florida 32231-4222, (800) 333-6524.

You should address all communications concerning your Contract to our Service Center.

                          DESCRIPTION OF THE CONTRACT

THE CONTRACT

The Contract describes your rights and benefits under the contract. You can exercise these rights and benefits at any time.

We will issue Contracts in connection with non-qualified retirement plans or plans qualifying for special tax treatment such as "H.R. 10" plans, Individual Retirement Annuities or Accounts, or corporate pension and profit-sharing plans.

The tax advantages typically provided by an annuity are already available with tax-qualified plans, including IRAs and Roth IRAs. You should carefully consider the advantages and disadvantages of owning an annuity in a tax-qualified plan, including the costs and benefits of the Contract (including the annuity income benefits), before you purchase the Contract in a tax-qualified plan.

APPLICATION AND PREMIUM

You can purchase a Contract by completing an application and paying a premium. The minimum premium you can pay is $5,000. The maximum premium you can pay without our consent is $500,000. You must send the application and premium to our Service Center. The maximum age of the owner and annuitant at issue is 80.

We issue a separate Contract for each premium you pay. You must complete a new application for each premium payment. You can only purchase one Contract a day. We can reject any application.

SUBACCOUNTS AND SUBACCOUNT VALUES

Your Contract consists of one or more subaccounts. You must tell us how to distribute your single premium among these subaccounts. The minimum amount you can put in a subaccount is $5,000.

Each subaccount grows at a specified guaranteed rate of interest, which will not be less than 3% per year. The initial rates that will apply to your subaccounts are those in effect on the day we receive your premium. We guarantee that we will credit a particular interest rate to the subaccount for the designated number of years you select called the Guarantee Period. Currently, we offer only one ten-year Initial Guarantee Period for allocation of a single premium. However, we continue to offer Guarantee Periods ranging from one to ten years for renewals. We can change the number of the Guarantee Periods we offer, but no Guarantee Period offered will exceed ten years. The end of the Guarantee Period for a subaccount is its Renewal Date. You cannot change the Guarantee Period or make a transfer to a different subaccount prior to the Renewal Date.

We credit the guaranteed interest rate for a subaccount daily (except on February 29th). The Subaccount Value initially equals the amount of premium that you allocate to or the amount you reinvest in a subaccount. The Subaccount Value fluctuates depending on the interest credited to that subaccount, any Market Value Adjustment (see MVA) and any withdrawals and Withdrawal Charges (see WITHDRAWALS). The total of all the Subaccount Values is your Contract Value. We will compound interest on each Contract anniversary.

The following is an example of how you can allocate a $5,000 single premium on May 1, 2006 and shows the Subaccount Value as of the Renewal Date assuming no withdrawals.


                                     SUBACCOUNT                       SUBACCOUNT VALUE
 AMOUNT ALLOCATED   INTEREST RATE   GUARANTEE PERIOD   RENEWAL DATE   AS OF RENEWAL DATE
      $5,000           4.00%          10 Years         May 1, 2016        $7,401.22

       CHOICES AT THE END OF THE SUBACCOUNT GUARANTEE PERIOD (THE RENEWAL DATE)

       We will send you a notice 45 days before a subaccount's Renewal Date. Currently, you may notify us no later than five business days after the Renewal Date that you wish to transfer the Subaccount Value to one or more new subaccounts. You can choose any of the Guarantee Periods offered on the Renewal Date. You must transfer at least $5,000 to any one subaccount or the entire Subaccount Value if less than $5,000. The transfer will be effective as of the Renewal Date. The interest rate(s) for the Guarantee Period(s) you choose will be those in effect for a new Contract on the Renewal Date, but will not be less than 3%. If no guaranteed interest rate is available, we will use an alternate guaranteed interest rate. See MARKET VALUE ADJUSTMENT for a discussion of alternate guaranteed interest rates.

       If your Contract's annuity date is less than one year from the Renewal Date, we will transfer the Subaccount Value to a new subaccount with a one-year Guarantee Period. You may change your annuity date so that the Guarantee Period of the new subaccount will end on or prior to the annuity date. See CHANGE OF ANNUITY DATE, ANNUITANT OR ANNUITY OPTIONS for more information.

       If we do not receive timely transfer instructions, we will transfer that Subaccount Value to the one year subaccount. If, however, you have chosen the Maximum Guarantee Period Option and we do not receive timely transfer instructions, we will transfer the Subaccount Value to the subaccount with the longest Guarantee Period that we offer at that time that:

              1. is available on the Renewal Date;

              2. is not longer than your longest Guarantee Period immediately before transfer; and

              3. ends on or before the annuity date.

              For example, you allocate your premium as of May 1, 2006 to the subaccount with a Renewal Date of May 1, 2016. If you do not select the Maximum Guarantee Period Option and we do not receive timely transfer instructions on or within five business days after the first Renewal Date (May 1, 2016), we will transfer that Subaccount Value to the one-year subaccount. If you have selected the Maximum Guarantee Period Option, we will transfer that Subaccount Value to the subaccount with the May 1, 2026 Renewal Date.

       HOW WE DETERMINE THE GUARANTEED INTEREST RATES FOR SUBACCOUNTS

       We have no specific formula for setting the guaranteed interest rates. However, no subaccount will ever have a guaranteed interest rate of less than 3.0% per year.

       Rates will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments that we may acquire with the amounts we receive as premiums. You will have no direct or indirect interest in the investments we make with the premiums. We will invest these amounts primarily in investment-grade fixed income securities including:

                     - securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

                     - debt securities that have an investment grade, at the
                       time of purchase, within the four highest grades assigned by Moody's Investor Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

                     - mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at the time of purchase within the four highest grades described above;

                     - other debt instruments;

                     - commercial paper; and

                     - cash or cash equivalents.

       We will also consider other factors in determining the guaranteed rates, including regulatory and tax requirements, sales commissions and administrative expenses that we must pay, general economic trends and competitive factors. WE WILL MAKE THE FINAL DETERMINATION OF THE GUARANTEED RATES WE DECLARE. WE CANNOT PREDICT OR GUARANTEE THE LEVEL OF FUTURE INTEREST RATES.

WITHDRAWALS

You may make a withdrawal of all or part of Net Contract Value or Net Subaccount Value any time before the earliest of:
       1. the annuity date;
       2. your death; or
       3. the annuitant's death.
Withdrawals must meet the following requirements:
       1.  We must receive a written request
           from you at our Service Center
           (unless you have submitted a
           telephone authorization
           form -- see NOTICES AND
           ELECTIONS).
       2.  You must return your Contract to
           us if you want to make a full
           withdrawal.
       3.  You must specify the subaccounts
           from which you want to make the
           withdrawal. If you have two or
           more subaccounts with the same
           Guarantee Period, we will first
           take the withdrawal from the
           subaccount with the shortest
           period of time remaining in its
           Guarantee Period to the maximum
           extent possible.

       4. The minimum partial withdrawal you can make is $500 and any remaining Net Subaccount Value must be at least $1,000.

       5. You can withdraw any Subaccount Value that is less than $500 but you cannot leave any remaining amount in that subaccount.

       6. The remaining Contract Value after a partial withdrawal must be at least $5,000.


NET SUBACCOUNT VALUE equals
the subaccount value after
adjustment for any MVA and
withdrawal charge which we
would apply on a full withdrawal,
annuitization or the payment
of death benefits on the death
of the participant or annuitant
prior to the annuity date.

NET CONTRACT VALUE equals
the sum of all Net
Subaccount Values.

We will send you a notice at least 45 days, but not more than 75 days, prior to the Renewal Date of a subaccount. This notice will inform you that you must notify us within five days after the Renewal Date if you intend to make a withdrawal from the subaccount without application of an MVA or withdrawal charge on the Renewal Date.

WITHDRAWALS ARE SUBJECT TO INCOME TAXES. IF THE WITHDRAWAL IS MADE PRIOR TO AGE 59 1/2, YOU MAY ALSO HAVE TO PAY A FEDERAL PENALTY TAX OF 10% OR MORE. We reserve the right to defer payments of withdrawals for up to six months. If you take a partial withdrawal, we will pay you the amount you request. We then deduct any Withdrawal Charge directly from and apply any MVA to the subaccount from which the partial withdrawal is made (see WITHDRAWAL CHARGE and MVA for more details regarding how charges are applied to withdrawals). If you withdraw an entire Subaccount Value, we adjust the amount withdrawn for any applicable withdrawal charge or MVA. This may reduce the amount you receive.

Under qualified plans, withdrawals may be permitted only under the circumstances specified in the plan, the consent of your spouse may be required, and under Tax-Sheltered Annuities and certain Section 401 plans, withdrawals attributable to contributions made under a salary reduction agreement may be made only after you reach age 59 1/2 and in other limited circumstances.

CHARGES

We impose two types of charges: a Market Value Adjustment and a Withdrawal Charge. We may also deduct any applicable premium taxes.

       MARKET VALUE ADJUSTMENT ("MVA")

       We impose an MVA in three circumstances:

       1.  WITHDRAWALS TAKEN FROM A SUBACCOUNT BEFORE THE END OF ITS GUARANTEE
           PERIOD: We will not apply an MVA if we receive your withdrawal instructions by the fifth business day after the Renewal Date. In this case, we consider the withdrawal to be effective as of the Renewal Date.

       2. ANNUITIZATION: If the annuity date (the date we begin making annuity payments) precedes the end of a Guarantee Period, we generally apply an MVA on the annuity date. We may also deduct any applicable premium taxes. We apply the MVA before any annuity payments are calculated.

                For Contracts issued before we obtained regulatory approval, we will not apply an MVA on the annuity date if

                          (i) the combined MVAs of all affected
                              subaccounts would reduce your Contract
                              Value; and

                         (ii) annuity payments will be made for at
                              least ten years or you choose a life
                              contingency or life expectancy annuity
                              option.

                You should refer to your Contract to determine if this applies to you.



       3.  DEATH BENEFIT
           PAYMENTS:  We apply any
           net positive MVA to
           payments made at the time
           of your death or the
           annuitant's death prior
           to the annuity date. If
           the net MVA is negative,
           we will not deduct it.

NET MVA refers to the sum of the MVAs on all subaccounts, some of which may be positive and some of which may be negative. If the sum is positive, it is referred to as a NET POSITIVE MVA.

       The MVA reflects the relationship on a given day between interest rates offered to new Contracts and the guaranteed interest rates of your Contract. The greater the difference in interests rates, the greater the effect the MVA will have on your subaccount value. The amount of time remaining in a Guarantee Period also affects the MVA. The MVA can be positive or negative and can substantially impact the values in your Contract. If the guaranteed interest rate for your subaccount is lower than the interest rate offered to new Contracts for a period equal to the remaining time in your subaccount, the MVA will decrease your subaccount value. If the guaranteed interest rate for your subaccount is higher than the interest rates offered to new Contracts for a period equal to the remaining time in your subaccount, the MVA will increase your subaccount value. If the adjustment is positive, we will credit the additional amount to the subaccount; if negative, we will deduct the amount from the subaccount value. You directly bear any investment risk of the MVA.

       We determine the MVA based on the following formula:

                          1 + B         n/365
  A X   [    1 -    (    -------   )            ]
                          1 + C

       Where:

         A      =  i.          the amount withdrawn in the case of partial withdrawals, or
                               Net Subaccount Value, in the case of full withdrawals,
                               annuitizations, or payments due to your death or the
                               annuitant's death prior to the annuity date;
                   ii.


                      NET SUBACCOUNT VALUE =

                                                 Subaccount Value
                      ------------------------------------------------------------

                                                 1 + Current Interest Rate          n/365
                Withdrawal Factor          (    ----------------------------   )
                                      +         1 + Guaranteed Interest Rate

                      Where "n" is the number of days remaining in the Guarantee
                      Period of the subaccount, but not less than 365.

                      The Withdrawal Factor equals: the lesser of the guaranteed interest rate divided by two or

10% in Contract Year 1         5% in Contract Year 6
 9% in Contract Year 2         4% in Contract Year 7
 8% in Contract Year 3         3% in Contract Year 8
 7% in Contract Year 4         2% in Contract Year 9
 6% in Contract Year 5         1% in Contract Year 10
           0% in Contract Year 11 and later


         n      =  the number of days remaining in the Guarantee Period of the subaccount(s) we are adjusting;

         B      =  the current guaranteed interest rate offered to Guarantee Periods in years equal to "n"/365;

         C      =  the guaranteed interest rate for your subaccount.

       If the remaining period of time in the Guarantee Period is not a whole number of years, we base the current interest rate for "B" on the guaranteed interest rates currently offered for the Guarantee Periods nearest the remaining period of time. We make this determination by straight-line interpolation, except where the remaining period of time is less than one year, in which case we use the current guaranteed rate for a Guarantee Period of one year.



       ALTERNATIVE GUARANTEED INTEREST RATE. We will use an alternative guaranteed interest rate in the event that a current guaranteed interest rate is not available:
             (i)  upon transfer at the end of a Guarantee Period or
            (ii)  when we apply an MVA (for "B" above).
       In these circumstances, we will use an interest rate equal to the yield to maturity on Stripped United States Treasury Bills with a maturity date in the same month (or, if unavailable, the next nearest following month) as of the Renewal Date of the subaccount to which the transfer is made or to which we apply an MVA. Such yield to maturity is defined as the yield to maturity published in The Wall Street Journal (Eastern Edition) on the date of such transfer or on which we apply such MVA. If the yield to maturity is not published on such date, we will use the yield to maturity published on the most recent date immediately preceding the date of the transfer or on which we apply the MVA.

       The following example illustrates calculation of the MVA.

        ASSUMPTIONS.

        - a withdrawal of $20,000 is made;
        - from a subaccount with 6.75 years (2,464 days) remaining in the Guarantee Period; and
        - a guaranteed interest rate of 3.10%.

        Assume also that the guaranteed interest rates currently offered are:

        - 3.00% for a Guarantee Period of 6 years; and
        - 3.20% for a Guarantee Period of 7 years.

        DETERMINING THE VALUE OF "B". Because the remaining period of time in the Guarantee Period is not a whole number of years, we base the current interest rate for "B" on straight-line interpolation. The interpolated guaranteed interest rate equals the sum of one fourth of the six-year rate and three fourths of the seven-year rate. Since the six-year rate is 3.00% and the seven-year rate is 3.20%, the interpolated rate for "B" equals 3.15% (3.00% times 0.25 plus 3.20% times 0.75).

        CALCULATING THE MVA. To calculate the MVA, we divide the sum of 1 and "B", 1.0315, by the sum of 1 and the guaranteed interest rate for the affected subaccount, 1.0310. The resulting figure, 1.0004850, is then taken to the "n"/365 power, or 6.75 (2,464/365), which is 1.0032781. We subtract 1.0032781 from 1 and multiply the resulting figure, -0.0032781, by the amount of the withdrawal, $20,000, to give -$65.56. Because this figure is a negative number, we subtract it from the remaining subaccount value together with any applicable Withdrawal Charge.

        If "B" had been 3.05%, instead of 3.15%, the MVA would have been $65.38, which we would have added to the remaining subaccount value.

        GREATER DIFFERENCES IN INTEREST RATES RESULT IN LARGER MVAS. IF IN THE ABOVE EXAMPLE "B" HAD BEEN 4.00%, 5.00%, AND 6.00%, THE MVA WOULD HAVE BEEN -$1,208.46, -$2,623.60 AND -$4,118.41, RESPECTIVELY. THE MVA IS
        ALSO AFFECTED BY THE REMAINING PERIOD IN THE GUARANTEE PERIOD OF THE SUBACCOUNT FROM WHICH THE WITHDRAWAL IS MADE, WHICH IS "n" IN THE FORMULA. THUS, IF IN THE FIRST EXAMPLE ABOVE "n"/365 WERE 4.5 OR 2.5, THE MVA WOULD BE -$43.68 OR -$24.26, RESPECTIVELY.

       THE APPENDIX CONTAINS TABLES THAT SHOW THE APPLICATION OF THE MVA IN THE CONTEXT OF FULL WITHDRAWALS FROM A HYPOTHETICAL SUBACCOUNT.

       WITHDRAWAL CHARGE

       We will deduct a Withdrawal Charge if you make a full or partial withdrawal from a subaccount prior to the end of its Guarantee Period. We will not deduct a Withdrawal Charge for withdrawals made at the end of the Guarantee Period (on the Renewal Date). To avoid the Withdrawal Charge, we must receive your written instructions (unless you have submitted a telephone authorization form -- see NOTICES AND ELECTIONS) to take a withdrawal from a subaccount(s) no later than five business days after the Renewal Date of the subaccount. You can send your written instructions to our Service Center. If we receive your written instructions within this time period, we will process the withdrawal effective on the Renewal Date and we will not impose a Withdrawal Charge.

       The Withdrawal Charge
       equals six months of
       interest on the amount
       withdrawn (in the case of
       partial withdrawals) or
       the Net Subaccount Value
       (in the case of full
       withdrawals).
       Specifically, we
       calculate the Withdrawal
       Charge by multiplying the
       withdrawn amount by 1/2
       of the guaranteed
       interest rate for the
       subaccount from which the
       withdrawal is made.

For example, if you make a withdrawal from a subaccount with a guaranteed interest rate of 3.00%, we will apply a Withdrawal Charge of 1.50%
( 1/2 of 3.00%) to the amount you withdraw from that subaccount if you make a partial withdrawal or to the Net Subaccount Value if you make a full withdrawal.

                      For full withdrawals, we deduct the
                      Withdrawal Charge from the proceeds
                      of the withdrawal. Withdrawal
                      Charge =

                               Net Subaccount Value   X    Guaranteed Interest Rate
                                                           ------------------------
                                                                      2

                       For partial withdrawals, we deduct
                       a Withdrawal Charge directly from
                       the subaccount.
                       Withdrawal Charge =

                               Amount Withdrawn   X    Guaranteed Interest Rate
                                                       ------------------------
                                                                  2

       However, the Withdrawal Charge we impose cannot exceed a specified maximum percentage of the amount withdrawn (in the case of partial withdrawals) or the Net Subaccount Value (in the case of full withdrawals) that depends on the contract year in which you make the withdrawal. Specifically, we will not deduct a Withdrawal Charge that exceeds the product of the amount withdrawn and the applicable percentage set forth below for a particular contract year:

                               CONTRACT YEAR           MAXIMUM PERCENTAGE OF AMOUNT WITHDRAWN
                            --------------------       --------------------------------------
                            1...............                             10%
                            2...............                              9%
                            3...............                              8%
                            4...............                              7%
                            5...............                              6%
                            6...............                              5%
                            7...............                              4%
                            8...............                              3%
                            9...............                              2%
                            10..............                              1%
                            11 and later....                              0%

       Accordingly, we will not impose a Withdrawal Charge after the tenth contract year.

       The following example illustrates how the MVA and Withdrawal Charge are applied to a withdrawal:

        Your contract has two subaccounts:

        - a seven-year guarantee period with a guaranteed interest rate of 3.20% and

        - a five-year guarantee period with a guaranteed interest rate of 3.00%.

        Each subaccount has a value of $5,000.

        You withdraw $7,000 and instruct us to take this withdrawal from the seven-year subaccount to the maximum extent possible and the rest from the five-year subaccount. The maximum amount you can withdraw from the seven-year subaccount is $4,500 ($5,000 less $428.00 MVA and $72.00 Withdrawal Charge (3.20% / 2 X $4,500)). The remaining $2,500 is deducted from the five-year subaccount leaving $2,337.50 in the five-year subaccount ($5,000 minus $2,500 withdrawal minus $125.00 MVA minus $37.50 Withdrawal Charge (3.00% / 2 X $2,500)).

        If, however, you made a $2,500 withdrawal in the tenth contract year, the applicable maximum percentage (1%) would be less than one-half of the guaranteed interest rate (3.00% divided by 2, or 1.50%). The withdrawal charge, therefore, would be $25 (1% of $2,500).

       Currently, we do not deduct a Withdrawal Charge at annuitization. However, we reserve the right to do so on any subaccount with a Guarantee Period that extends beyond the annuity date. We do not deduct a Withdrawal Charge from death benefit payments or annuity payments.

       PREMIUM TAXES

       We deduct any applicable premium taxes when you annuitize. Premium taxes imposed by states and local jurisdictions currently range from 0% to 5% depending on the tax treatment of the Contract. No premium taxes are currently imposed by the State of New York, but we cannot guarantee that such taxes will not be assessed by New York in the future. If a jurisdiction does not allow us to reduce our current taxable premium income by the amount of withdrawals, surrenders or death benefit payments, we also deduct a charge for premium taxes when we make those payments.

DEATH BENEFIT PAYMENTS AND BENEFICIARIES

We will pay a death benefit to the designated beneficiary after we receive proof of your death or the death of the annuitant. Acceptable proof may include a certified copy of a death certificate, beneficiary claim statement, and any other documents we may require. We will pay the death benefit in a lump sum unless the beneficiary chooses an annuity option within 60 days from our receipt of the proof of death.

       BENEFICIARIES

       When you complete the application, you must select a beneficiary to receive the death benefit in the event you die. You also must select a beneficiary to receive the death benefit in the event the annuitant dies. If you are also the annuitant, the beneficiaries must be the same.

       You can designate a beneficiary as revocable or irrevocable. If you name a revocable beneficiary, you can change that beneficiary at any time prior to your death. If you designate an irrevocable beneficiary, that beneficiary must approve any beneficiary change in writing.

       If no beneficiary survives the annuitant, payment will be made to you, if living, or to your estate. If your beneficiary dies before you, the death benefit payable at your death will be paid to your estate.

       The estate or heirs of the annuitant's beneficiary or your beneficiary have no rights under the Contract if the beneficiary dies before the annuitant or you, respectively.

       DEATH BEFORE THE ANNUITY DATE

              Your Death

              If you die before the annuity date, we will pay the death benefit to your beneficiary. The death benefit equals the Contract Value plus any net positive MVA as of the date of death plus interest until the date of payment at an interest rate we determine. Your beneficiary may select a payment option under which payments begin within one year of your death and do not extend beyond the beneficiary's life expectancy. If no payment option is selected, we will pay this death benefit in a lump sum within five years of your death.

              If any participant is a non-natural person, the death of an annuitant will be treated as the death of a participant.

              If there is more than one owner under the same Contract, we pay the death benefit to the designated beneficiary when the first such owner dies. If a surviving spouse is also the beneficiary, he or she can choose to become the new owner and continue the Contract with the same rights and benefits as the deceased owner had before death (except under qualified contracts other than IRAs). Thereafter, the surviving spouse will be the owner and the annuitant. If the surviving spouse chooses to become the new owner and continue the Contract, no death benefit will be paid until he or she dies.

              Death of the Annuitant

              If the annuitant (other than a participant) dies before the annuity date (unless you have selected a contingent annuitant as described below), we will pay the designated beneficiary the Contract Value plus any net positive MVA as of the date of payment. We will pay this death benefit in a lump sum unless the beneficiary selects an annuity option.

              If you are not the annuitant, you can irrevocably select a contingent annuitant. You must make this selection before the annuity date and the death of the annuitant. If you elect this option, we will not pay a death benefit when the primary annuitant dies. The contingent annuitant will become the annuitant upon the death of the original annuitant before the annuity date. This option is only available when you and any other owner under the same Contract are "natural persons" or with certain qualified plans entitled to special tax treatment under Sections 401 or 408 of the Internal Revenue Code ("IRC"). If any owner of a non-qualified Contract is not an individual, we treat the death of any annuitant as the death of an owner and we pay the death benefit.

       DEATH AFTER THE ANNUITY DATE

              Your Death

              If you or any other owner under the same Contract dies after the annuity date, we will continue to make annuity payments to your beneficiary in the same manner as before your death.

              Death of the Annuitant

              If an annuitant dies after the annuity date, the annuitant's beneficiary can request that we continue to make the annuity payments for the period of time required under the chosen annuity option or until the amount guaranteed has been paid (see ANNUITY PROVISIONS). Alternatively, the designated beneficiary can request that we pay the remaining guaranteed payments in a lump sum based on the present value. This payment will be less than the sum of the remaining guaranteed payments. We determine this payment based on the interest rate used in determining the annuity payments.

              If the annuitant's beneficiary dies while guaranteed amounts remain unpaid, we will pay the present value of the remaining guaranteed payments to the estate of the annuitant's beneficiary in a lump sum.

ANNUITY PROVISIONS (ANNUITIZATION)

We make annuity payments to you commencing on the annuity date designated in your Contract. In calculating annuity payments, we apply an MVA to any subaccount that has a Guarantee Period that extends beyond the annuity date. We also deduct any applicable premium taxes. In this section, we refer to the Contract Value plus or minus the MVA and minus premium taxes as the Net Contract Value.

          Net Contract Value = Contract Value +/- MVA - premium taxes

We calculate annuity payments by applying the Net Contract Value to the annuity option you choose using our annuity rates in effect at that time. These rates are guaranteed not to be lower than the minimum guaranteed annuity rates shown in the applicable annuity table in your Contract.

     The tables in your Contract show the minimum guaranteed amount of each monthly annuity payment for each $1,000 applied according to the age and sex of the annuitant on the annuity date. We based these tables on the 1983 Table "a" projected forward to 1995 for Individual Annuity Valuation with current mortality adjustments. When required by state law, we will not differentiate by sex. The Contract contains a formula for adjusting the age of the annuitant based on the annuity date in order to determine minimum monthly annuity payments. An age adjustment results in a reduction in the minimum monthly annuity payments that would otherwise be made. Therefore, if the rates we are using are the minimum rates shown in the annuity tables in the Contract, you may want to select an annuity date that immediately precedes the date on which an age adjustment would occur. For example, the annuity payment rates in the annuity tables for an annuitant with an annuity date in the year 2010 are the same as those for an annuity date twelve months earlier, even though the annuitant is one year older, because the new decade results in the annuitant's age being reduced by an additional year. Current annuity rates, unlike the guaranteed rates, do not involve any age adjustment.

     For Contracts issued before we obtained regulatory approval, we will not apply an MVA at the annuity date if:

           (i) the combined MVAs of all affected subaccounts would reduce the value of your Contract; and

          (ii) annuity payments will be made for at least ten years or you choose a life contingency or life expectancy annuity option.

     You should refer to your Contract to determine if this applies to you.

We will send your annuity payments monthly unless you choose to have payments made less frequently or choose the Qualified Plan Option. Each annuity payment must be at least $20 or we can change the frequency of the annuity payments so that they are at least $20. If your Net Contract Value is less than $2,000 ($3,500 for certain qualified Contracts) on the annuity date, we can pay such amount to you in a lump sum.

You select the annuity date, annuitant, and annuity option at the time of the application.

       ANNUITY DATE

       We will make payments to you beginning on the annuity date. The annuity date can be any day of a calendar month. However, it cannot be later than the first day of the month after the annuitant's 85th birthday. If you do not select an annuity date at the time of application, the annuity date will be the first day of the month after the annuitant's 75th birthday.

       For Tax-Sheltered Annuities, and qualified Contracts other than IRAs, the annuity date generally may not be later than April 1 of the calendar year after the later of the calendar year in which the annuitant attains age 70 1/2 or retires. For IRAs, the annuity date generally may not be later than April 1 of the calendar year after the calendar year in which the annuitant attains age 70 1/2.

       ANNUITANT

       You can select one or two annuitants (co-annuitants are not permitted under a single qualified Contract). If co-annuitants are selected, we consider the annuitant's death to occur at the last surviving annuitant's death. Annuity payments are based on the annuitant's age and sex. We may require proof of age, sex or survival from the annuitant. If you give us incorrect information, we will adjust the amount of the annuity payments to reflect the correct age and sex. If previous payments were overpaid, we will deduct the overpaid amount from the next payments due. If previous payments were underpaid, we will add the underpaid amount to the next payment.

       ANNUITY OPTIONS

       You can select any one of the following annuity options. We can offer additional annuity options. If you do not select an annuity option, we will choose a life annuity with payments guaranteed for 10 years. Once you begin to receive annuity payments, you cannot change the annuity option, payment amount, or payment period. Please note that annuity options without a life contingency (e.g., payments of a fixed amount or for a fixed period) may not satisfy required minimum distribution rules for qualified Contracts. Consult a tax advisor before electing one of these options under a qualified Contract.

       1. Payments of a Fixed Amount: You can choose the amount of each annuity payment. We will make equal payments of the amount chosen until the Net Contract Value is gone. The Net Contract Value must be sufficient so that we can make payments for at least five years.

       2. Payments for a Fixed Period: You can choose a time period during which you wish to receive annuity payments. We will pay the Net Contract Value in equal payments over this time period. The period for these payments cannot be less than five years.

       3. *Life Annuity: We will make payments as long as the annuitant lives. Payments will stop at the last payment due before the death of the annuitant. The Net Contract Value will be applied to determine the amount of the annuity payments based on the annuitant's age, sex and life expectancy.

       4. Life Annuity with Payments Guaranteed for 10 or 20 Years: We will make payments for the guaranteed period chosen (10 or 20 years) and as long thereafter as the annuitant lives.

       5. Life Annuity with Guaranteed Return of Net Contract Value: We will make annuity payments until the total of the annuity payments equals the Net Contract Value applied to this option, and as long thereafter as the annuitant lives.

       6. *Joint and Survivor Life Annuity: Payments will be made for as long as the annuitant and co-annuitant live. We will not make any payments after the death of the last surviving annuitant. We apply the Net Contract Value based on the annuitant's and co-annuitant's ages, sex and life expectancy to determine the amount of the annuity payments.

       7. Qualified Plan Option: This option is available only under qualified Contracts issued in connection with plans qualified under Section 401(a), 403, 404 or 408 of the Internal Revenue Code. Payments may be based on:
          (a) the life expectancy of the annuitant,
          (b) the joint life expectancy of the annuitant and his or her spouse,
           or
          (c) the life expectancy of the surviving spouse if the annuitant dies before the annuity date.
       ----------------------
          * CAUTION: THESE OPTIONS ARE "PURE" LIFE ANNUITIES. THEREFORE, IT IS POSSIBLE FOR THE PAYEE TO RECEIVE ONLY ONE ANNUITY PAYMENT IF THE PERSON (OR PERSONS) ON WHOSE LIFE (LIVES) PAYMENT IS BASED DIES AFTER ONLY ONE PAYMENT OR TO RECEIVE ONLY TWO ANNUITY PAYMENTS IF THAT PERSON

            (THOSE PERSONS) DIES AFTER ONLY TWO PAYMENTS, ETC. CAREFULLY CONSIDER YOUR NEEDS BEFORE YOU CHOOSE THIS OPTION.

          Payments will be made annually. Each payment will be equal to the Net Contract Value as of the annuity date, plus credited interest and minus aggregate annuity payments previously made, in each case as of the first day of that calendar year, divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. We make each subsequent payment on the anniversary of the annuity date. We credit interest at our then current rate for this option. The rate will not be less than the rate shown in the Contract. On the death of the measuring life or lives, we will pay any unpaid Net Contract Value to the beneficiary in a lump sum.

       CHANGE OF ANNUITY DATE, ANNUITANT OR ANNUITY OPTION

       In order to change the annuity date, the annuitant, and/or the annuity option, we must receive your written instructions no later than 30 days before the existing annuity date. You can send your written instructions to our Service Center. You can also make annuity date and annuity option changes via telephone if you have submitted a proper telephone authorization form. See NOTICES AND ELECTIONS.

       Changes of the annuity date are subject to federal tax restrictions.

                                OTHER PROVISIONS

ASSIGNMENT

You may not assign your rights under a Non-Qualified Contract to a creditor as security for a debt. However, you may assign your Contract upon written notice to us prior to the annuity date, other than as collateral or security for a debt. Any irrevocable beneficiary must consent to such an assignment. Your rights under a Qualified Contract may not be assigned, pledged or transferred, unless permitted by law.

We assume no responsibility for the validity of any assignment or for any actions we take prior to receipt of written notice of an assignment.

An assignment of the Contract may have federal income tax consequences.

NOTICES AND ELECTIONS

You must send any changes, notices, and/or choices for your Contract to our Service Center. These requests must be in writing and signed unless you have submitted a telephone authorization form. We will effect any request regarding beneficiary changes or choices as of the date you sign the request, unless we already acted in reliance on your prior status before receiving your notice. If you have submitted a telephone authorization form, you may make the following choices via telephone:

       1. subaccount selections at the end of a Guarantee Period, including election of the Maximum Guarantee Period Option;

       2. subaccounts from which you wish to make partial withdrawals;

       3. annuity date changes; and

       4. annuity option changes.

We will use reasonable procedures to confirm that a telephone request is proper. These procedures may include possible tape recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. We do not have any liability if we act on a request that we reasonably believe is proper.

AMENDMENT OF CONTRACT

We may amend any Contract at any time if required to comply with applicable law, regulation or ruling issued by a governmental agency.

FREE LOOK RIGHT

You should carefully review your Contract when you receive it to make sure it is what you intended to purchase. You may return the Contract for a refund of premium within ten days after you receive it. Some states allow a longer time to return the Contract. You must return the Contract to either our Service Center or your Merrill Lynch Financial Consultant within this time period in order to receive a refund of your premium. We will then deem your Contract void from the beginning. If you cancel your Contract under this provision, you cannot submit another application for a Contract for at least 90 days.

GUARANTEE OF CONTRACT

Neither the federal government nor its instrumentalities guarantee your Contract. We stand behind the guarantees in the Contract.

                         DISTRIBUTION OF THE CONTRACTS

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Distributor") is the principal underwriter of the Contract. Distributor was organized in 1958 under the laws of the state of Delaware and is registered as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the NASD, Inc. ("NASD"). The principal business address for Distributor is 4 World Financial Center, New York, New York 10080.

Registered representatives (Financial Advisors) of Distributor sell these Contracts. These Financial Advisors are registered with the NASD and are also licensed through various Merrill Lynch Life Agencies as our insurance agents.

We pay commissions to the Merrill Lynch Life Agencies for sales of the Contracts by the Financial Advisors. Pursuant to a sales agreement, the Merrill Lynch Life Agencies pay Distributor a portion of the commissions they receive from us for the sales of the Contracts, and the Distributor pays the Financial Advisors and District Annuity Specialists a portion of the commissions it receives from the Merrill Lynch Life Agencies for the sales of the Contracts. Each District Annuity Specialist provides training and marketing support to Financial Advisors in a specific geographic region and is compensated based on sales of the Contracts in that region.

The maximum amount of commissions paid to the Merrill Lynch Life Agencies is 3.5% of each premium. The maximum amount of compensation paid to the Merrill Lynch Life Agencies for each reinvestment is 3.2% of Subaccount Value reinvested. The maximum amount of commissions paid to the Financial Advisor is 1.8% of each premium. The maximum amount of compensation paid to the Financial Advisor for each reinvestment is 1.7% of Subaccount Value reinvested. The maximum amount of compensation that may be paid to District Annuity Specialists is 0.12% of each premium.

Financial Advisors and their branch managers are also eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation items. Non-cash items include conferences, seminars, and trips (including travel, lodging, and meals in connection therewith), entertainment, merchandise, and other similar items. In addition, Financial Advisors who meet certain productivity, persistency, and length of service standards and/or their branch managers may be eligible for additional compensation from Distributor. District Annuity Specialists who meet certain productivity standards may also be eligible for additional compensation from the Merrill Lynch Life Agencies. Sales of the Contracts may help Financial Advisors, their branch managers, and District Annuity Specialists qualify for such benefits. Distributor's Financial Advisors and their branch managers may receive other payments from Distributor for services that do not directly involve the sale of the Contracts, including payments made for the recruitment and training of personnel, production of promotional literature, and similar services.

The Distributor does not currently sell the Contracts through other broker-dealers ("selling firms"). However, the Distributor may enter into selling agreements with selling firms in the future. Selling firms may be compensated on a different basis than the various Merrill Lynch Life Agencies and the Financial

Advisors; however, commissions paid to selling firms and their sales representatives will not exceed those described above. Commissions and other incentives or payments described above are not charged directly to Contract owners. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.

                              FEDERAL INCOME TAXES

The following summary discussion is based on our understanding of current federal income tax law as the Internal Revenue Service (IRS) now interprets it. We can't guarantee that the law or the IRS's interpretation won't change. It does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. Counsel or other tax advisors should be consulted for further information.

We haven't considered any applicable federal gift, estate or any state or other tax laws. Of course, your own tax status or that of your beneficiary can affect the tax consequences of ownership or receipt of distributions.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money -- generally for retirement purposes. If you invest in an annuity as part of an Individual Retirement Account ("IRA"), Simplified Employee Pension (SEP) IRA, Roth IRA, SIMPLE IRA, tax sheltered annuity, pension plan or employer-sponsored retirement program, your contract is called a QUALIFIED Contract. If your annuity is independent of any formal retirement or pension plan, it is termed a NON-QUALIFIED Contract. The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. The ultimate effect of federal income taxes on the amounts held under an annuity contract, on annuity payments, and on the economic benefit to the owner, the annuitant or the beneficiary depends on the type of retirement plan, on the tax status of the individual concerned and on our tax status.

TAX STATUS OF THE CONTRACTS

       REQUIRED DISTRIBUTIONS

       In order to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the IRC requires any Non-Qualified Contract to contain certain provisions specifying how an owner's interest in the Contract will be distributed in the event of his or her death. Specifically, Section 72(s) requires that (a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the new owner.

       Non-Qualified Contracts contain provisions that are intended to comply with these requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them, if necessary, to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

       Other required distribution rules may apply to Qualified Contracts.

TAXATION OF ANNUITIES

       IN GENERAL

       IRC Section 72 governs annuity taxation generally. We believe that an owner who is a natural person usually won't be taxed on increases in the value of a contract until there is a distribution (i.e., the owner withdraws all or part of the accumulation or takes annuity payments). Assigning, pledging, or agreeing to assign or pledge any part of the accumulation usually will be considered a distribution. Withdrawals of accumulated investment earnings are taxable as ordinary income. Generally under the IRC, withdrawals are first allocated to investment earnings.

       An owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the accumulation over the "investment in the contract" during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person may wish to discuss them with a competent tax advisor.

       The following discussion applies generally to Contracts owned by a natural person.

       PARTIAL WITHDRAWALS AND SURRENDERS

       When a withdrawal from a Non-Qualified Contract occurs, the amount received generally will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Contract Value immediately before the distribution over the investment in the contract (generally, the premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. The Contract Value immediately before a withdrawal may have to be increased by any net positive MVA which results from a withdrawal. There is, however, no definitive guidance on the proper tax treatment of MVAs, and you may want to discuss the potential tax consequences of an MVA with your tax adviser. Other rules apply to Qualified Contracts.

       YOU SHOULD NOTE THAT THIS IS AN INTEGRATED ANNUITY CONTRACT FOR IRC PURPOSES. THEREFORE, WHEN WE DETERMINE THE EXTENT TO WHICH A WITHDRAWAL FROM ONE SUBACCOUNT IS TAXABLE, WE WILL USE THE CONTRACT VALUE AND "INVESTMENT IN THE CONTRACT" FOR THE ENTIRE CONTRACT AND NOT JUST OF THE SUBACCOUNT FROM WHICH THE WITHDRAWAL IS MADE.

       If you withdraw your entire accumulation under a Contract, you will be taxed only on the part that exceeds your investment in the contract.

       ANNUITY PAYMENTS

       Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income. For a Qualified Contract, your investment in the Contract may be zero.

       TAXATION OF DEATH BENEFIT PROCEEDS

       Amounts may be paid from a contract because an owner, the annuitant or the co-annuitant has died. If the payments are made in a lump sum, they're taxed the same way a full withdrawal from the Contract is taxed. If they are distributed as annuity payments, they're taxed as annuity payments.

PENALTY TAX ON SOME WITHDRAWALS

You may have to pay a penalty tax (10% of the amount treated as taxable income) on some withdrawals. However, there is usually no penalty on distributions:

       1. on or after you reach age 59 1/2;

       2. after you die (or after the annuitant dies, if the owner isn't an individual);

       3. on account of becoming disabled; or

       4. that are part of a series of substantially equal periodic (at least annual) payments for your life (or life expectancy) or the joint lives (or life expectancies) of you and your beneficiary.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Also, additional exceptions apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

TRANSFERS, ASSIGNMENTS, OR EXCHANGES OF A CONTRACT

Transferring or assigning ownership of the contract, designating an annuitant, payee or other beneficiary who is not also the owner, or exchanging a contract can have other tax consequences that we don't discuss here. If you're thinking about any of those transactions, contact a tax advisor.

WITHHOLDING

Annuity distributions usually are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. However, recipients can usually choose not to have tax withheld from distributions.

MULTIPLE CONTRACTS

All non-qualified deferred annuity contracts that we (or our affiliates) issue to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such owner's income when a taxable distribution occurs. This could affect when income is taxable and how much is subject to tax and the 10% penalty discussed above.

POSSIBLE CHANGES IN TAXATION

Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax adviser should be consulted with respect to legislative developments and their effect on the contract.

TAXATION OF QUALIFIED CONTRACTS

The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the contract comply with the law.

       INDIVIDUAL RETIREMENT ACCOUNTS (IRAS)

       IRAs, as defined in Section 408 of the IRC, permit individuals to make annual contributions of up to the lesser of the limit specified in the IRC or 100% of compensation includible in the individual's gross income. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain eligible employer plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless certain exceptions apply.

       SIMPLE IRAS

       A Contract is available for purchase by an individual who has separately established a SIMPLE IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated. SIMPLE IRAs permit certain small employers to establish SIMPLE plans as provided by Section 408(p) of the IRC, under which employees may elect to defer to a SIMPLE IRA a percentage of compensation up to the limit specified in the IRC. The sponsoring employer is required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRAs are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10% penalty tax, which is increased to 25% if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.

       SIMPLIFIED EMPLOYEE PENSION (SEP) IRAS

       SEP IRAs may be established by employers under section 408(k) of the IRC to provide IRA contributions on behalf of their employees. In addition to all of the general rules of the IRC governing IRAs, such plans are subject to certain requirements regarding participation and amounts of contributions.

       ROTH IRAS

       A Contract is available for purchase by an individual who has separately established a Roth IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Roth IRAs, as described in Section 408A of the IRC, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. You may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

       CORPORATE PENSION AND PROFIT-SHARING PLANS AND H.R. 10 PLANS

       Section 401(a) of the IRC allows corporate employers to establish various types of retirement plans for employees, and self-employed individuals to establish qualified plans for themselves and their employees. Adverse tax consequences to the retirement plan, the owner or both may result if the Contract is transferred to any individual as a means to provide benefit payments, unless the plan complies with all the requirements applicable to such benefits prior to transferring the Contract.

       TAX SHELTERED ANNUITIES

       Tax Sheltered Annuities under Section 403(b) of the IRC allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (Social Security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, severance from employment, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties.

       OTHER TAX ISSUES

       Qualified Contracts have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan, adoption agreement, or consult a tax advisor for more information about these distribution rules.

       Distributions from Qualified Contracts generally are subject to withholding for the owner's federal income tax liability. The withholding rate varies according to the type of distribution and the owner's tax status. The owner will be provided the opportunity to elect not to have tax withheld from distributions.

       "Eligible rollover distributions" from Section 401(a) and 403(b) plans are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is any distribution from such a plan, except distributions required by the IRC, distributions in a specified annuity form, or hardship distributions. The 20% withholding does not apply, however, to non-taxable distributions or if the owner chooses a "direct rollover" from the plan to another tax-qualified plan, 403(b) plan, governmental 457 plan that separately accounts for the rollover, or IRA.

       FEDERAL ESTATE TAXES

       While no attempt is being made to discuss the Federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

       GENERATION-SKIPPING TRANSFER TAX

       Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

       ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

       The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

                               LEGAL PROCEEDINGS

We are not aware of any material pending litigation against us or involving our property. We are also not aware of any legal proceedings contemplated by any governmental authorities against us.

                                 LEGAL MATTERS

Barry G. Skolnick, our Senior Vice President and General Counsel, has approved our organization, our authority to issue the Contracts, and the validity of the Contract form. Sutherland Asbill & Brennan LLP of Washington, D.C., provided advice on certain matters relating to federal securities laws.

                                    EXPERTS

The financial statements incorporated in this prospectus by reference from the ML Life Insurance Company of New York's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is Two World Financial Center, New York, New York 10281-1414.

                              KEEP WELL AGREEMENT

On May 14, 2003, Merrill Lynch & Co., Inc. ('Merrill Lynch & Co.") entered into a "keep well" agreement with us. Under the agreement, at all times that we are a direct or indirect wholly owned subsidiary of Merrill Lynch & Co., Merrill Lynch & Co. will ensure that we maintain statutory net worth in excess of certain minimum surveillance levels. At December 31, 2005, our statutory net worth was in excess of these minimum surveillance levels. Contract owners have certain rights under the agreement to enforce the provisions of the agreement. However, the agreement does not guarantee, directly or indirectly, any of our indebtedness, liabilities, or obligations. The agreement may be modified, amended, or terminated only by written agreement of the parties, but any such modification, amendment, or termination may not materially and adversely affect any contract owners at that time unless the respective contract owners consent in writing.

                             REGISTRATION STATEMENT

We have filed registration statements with the Securities and Exchange Commission under the Securities Act of 1933 that relate to the Contract. This prospectus does not contain all of the information in the registration statements as permitted by Securities and Exchange Commission regulations. You can obtain the omitted information from the Securities and Exchange Commission's principal office in Washington, D.C., upon payment of a prescribed fee.

                                    APPENDIX

The table below is designed to show the impact of the MVA and withdrawal charge on a single premium of $10,000. Table 1 assumes the premium is allocated to a subaccount with a 10 year Guarantee Period with a guaranteed rate of interest of 4.00%. The MVAs are based on interpolated current interest rates (defined in the Contract as "B") of 3.00%, 4.00% and 6.00% in the 10 year guarantee table (see Table 1 below). The net subaccount values shown in the table are the maximum amount available as cash withdrawals. Although the withdrawal charge is in each case a fixed percentage of the amount withdrawn, the amount of the charge for withdrawals made at the end of each year varies as a result of the MVA. Values shown in the table have been rounded to the nearest dollar, and therefore the figures under the net subaccount value column may not precisely equal amounts set forth in the subaccount value, plus the MVA, less the withdrawal charge columns.

                                    TABLE 1

                        -----------------------------------------------------------------------------------------------------------
                                      MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                        INTERPOLATED CURRENT MVA INTEREST RATES OF:
                        -----------------------------------------------------------------------------------------------------------
                                       3.00%                               4.00%                               6.00%
-----------------------------------------------------------------------------------------------------------------------------------
                          MARKET                    NET       MARKET                    NET       MARKET                    NET
  END OF       SUB-        VALUE       WITH-       SUB-        VALUE       WITH-       SUB-        VALUE       WITH-       SUB-
CERTIFICATE   ACCOUNT     ADJUST-     DRAWAL      ACCOUNT     ADJUST-     DRAWAL      ACCOUNT     ADJUST-     DRAWAL      ACCOUNT
   YEAR        VALUE       MENT       CHARGE       VALUE       MENT       CHARGE       VALUE       MENT       CHARGE       VALUE
-----------------------------------------------------------------------------------------------------------------------------------
     1        10,400         925        222       11,103        -0-         204       10,196      (1,611)       172        8,616
     2        10,816         851        229       11,438        -0-         212       10,604      (1,503)       183        9,130
     3        11,249         771        236       11,784        -0-         221       11,028      (1,380)       194        9,675
     4        11,699         684        243       12,140        -0-         229       11,469      (1,241)       205       10,252
     5        12,167         590        250       12,506        -0-         239       11,928      (1,086)       217       10,864
     6        12,653         488        258       12,884        -0-         248       12,405        (911)       230       11,512
     7        13,159         379        265       13,273        -0-         258       12,901        (717)       244       12,198
     8        13,686         262        273       13,674        -0-         268       13,417        (502)       259       12,925
     9        14,233         135        282       14,087        -0-         279       13,954        (263)       274       13,696
    10        14,802         -0-        -0-       14,802        -0-         -0-       14,802         -0-        -0-       14,802
-----------------------------------------------------------------------------------------------------------------------------------

The formulas used in determining the amounts shown in the above tables are as follows:

                                                       Subaccount Value
                                                          1 + Current Interest Rate
(1) Net Subaccount Value =  Withdrawal Factor +    (    ------------------------------   )    n/365
                                                         1 + Guaranteed Interest Rate

Where "n" is the number of days remaining in the Guaranteed Period of the subaccount, but not less than 365.

(2) Withdrawal Charge = Net Subaccount Value X Withdrawal Factor

                                                                          1 + Current Interest Rate
(3) Market Value Adjustment = Net Subaccount Value X    [    1 -   (    -----------------------------   )    n/365   ]
                                                                        1 + Guaranteed Interest Rate

Where "n" is the number of days remaining in the Guarantee Period of the subaccount, but not less than 365.

(4) Withdrawal Factor is the Lesser of:

     (a) Guaranteed Interest Rate
       2
       or

     (b) 10% in Contract Year 1,
          9% in Contract Year 2,
          8% in Contract Year 3,
          7% in Contract Year 4,
          6% in Contract Year 5,
          5% in Contract Year 6,
          4% in Contract Year 7,
          3% in Contract Year 8,
          2% in Contract Year 9,
          1% in Contract Year 10,
          0% in Contract Year 11 and later

REPORTS TO CONTRACT OWNERS. At least once each year prior to the annuity date, we will send you a report outlining your Contract Value, Subaccount Values, Guarantee Periods, Withdrawal Charges and MVAs, if any, applied during the year. The report will not include financial statements.

DOCUMENTS INCORPORATED BY REFERENCE. Our Annual Report on Form 10-K for the year ended December 31, 2005 is incorporated herein by reference. This prospectus also incorporates by reference all documents or reports we file pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus and prior to the termination of this offering. Such documents or reports will be a part of this prospectus from the date such documents are filed.

   REQUESTING DOCUMENTS. You may request a free copy of any or all of the information incorporated by reference into the prospectus (other than exhibits not specifically incorporated by reference into the text of such documents). Please direct any oral or written requests for such documents to our Service Center at:

          P.O. BOX 44222
          JACKSONVILLE, FLORIDA 32231-4222
          TELEPHONE: 1-800-535-5549 (TOLL FREE)

PUBLIC INFORMATION. We are required to file certain reports pursuant to Section 15(d) of the Exchange Act. We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000862923.

The Securities and Exchange Commission ("SEC") maintains a web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the site is http://www.sec.gov.

You can also review and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                                    PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

AMENDED AND RESTATED BY-LAWS OF ML LIFE INSURANCE COMPANY OF NEW YORK, ARTICLE
VII

Section 7.1--Indemnification of Directors, Officers, Employees and Incorporators

To the extent permitted by New York law, directors, officers, employees and incorporators (i) shall be indemnified by the Company for liabilities and expenses incurred by such person by reason of the fact that he, his testator, or intestate serves or served in such capacity and (ii) may be indemnified by the Company for liabilities and expenses incurred by such person, by reason of the fact that he, his testator, or intestate serves or served as a director, officer, employee or incorporator of another corporation at the request of the Company.

BY-LAWS OF MERRILL LYNCH & CO., INC.

Section 2--Indemnification by Corporation

Any persons serving as an officer, director or trustee of a corporation, trust or other enterprise, including the Registrant, at the request of Merrill Lynch are entitled to indemnification from Merrill Lynch, to the fullest extent authorized or permitted by law, for liabilities with respect to actions taken or omitted by such persons in any capacity in which such persons serve Merrill Lynch or such other corporation, trust or other enterprise. Any action initiated by any such person for which indemnification is provided shall be approved by the Board of Directors of Merrill Lynch prior to such initiation.

DIRECTORS' AND OFFICERS' INSURANCE

Merrill Lynch has purchased from Corporate Officers' and Directors' Assurance Company directors' and officers' liability insurance policies which cover, in addition to the indemnification described above, liabilities for which indemnification is not provided under the By-Laws. The Company will pay an allocable portion of the insurance premium paid by Merrill Lynch with respect to such insurance policy.

NEW YORK BUSINESS CORPORATION LAW

In addition, Sections 722, 723 and 724 of the New York Business Corporation Law generally provide that a corporation has the power (and in some instances the obligation) to indemnify a director or officer of the corporation, or a person serving at the request of the corporation as a director or officer of another corporation or other enterprise against any judgments, amounts paid in settlement, and reasonably incurred expenses in a civil or criminal action or proceeding if the director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or, in the case of a criminal action or proceeding, if he or she in addition had no reasonable cause to believe that his or her conduct was unlawful).

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

           1                Underwriting Agreement Between ML Life Insurance Company of
                            New York and Merrill Lynch Pierce, Fenner & Smith
                            Incorporated (Incorporated by Reference to Registrant's Form
                            S-1 Registration No. 33-34562, Filed April 26, 1990.)
           3(a)             Amended Charter of ML Life Insurance Company of New York
                            (Incorporated by Reference to ML of New York Variable
                            Annuity Separate Account A's Post-Effective Amendment No. 10
                            to Form N-4 Registration No. 33-43654, Filed December 9,
                            1996.)
           3(b)             By-Laws of ML Life Insurance Company of New York
                            (Incorporated by Reference to ML of New York Variable
                            Annuity Separate Account A's Post-Effective Amendment No. 10
                            to Form N-4 Registration No. 33-43654, Filed December 9,
                            1996.)
           4(a)(1)          Modified Guaranteed Annuity Contract (Incorporated by
                            Reference to Registrant's Pre-Effective Amendment No. 1 to
                            Form S-1 Registration No. 33-34562, Filed October 16, 1990.)
           4(a)(2)          Modified Guaranteed Annuity Contract MLNY-AY-991/94.
                            (Incorporated by Reference to Registrant's Post-Effective
                            Amendment No. 3 to Form S-1 Registration No. 33-60288, Filed
                            December 7, 1994.)
           4(b)             Modified Guaranteed Annuity Contract Application MLNY-AY-950
                            (Incorporated by Reference to Registrant's Pre-Effective
                            Amendment No. 1 to Form S-1 Registration No. 33-34562, Filed
                            October 16, 1990.)
           4(c)(1)          Qualified Retirement Plan Endorsement (Incorporated by
                            Reference to Registrant's Pre-Effective Amendment No. 1 to
                            Form S-1 Registration No. 33-34562, Filed October 16, 1990.)
           4(c)(2)          Qualified Retirement Plan Endorsement MLNY-AYQ-991/94.
                            (Incorporated by Reference to Registrant's Post-Effective
                            Amendment No. 3 to Form S-1 Registration No. 33-60288, Filed
                            December 7, 1994.)
           4(d)(1)          IRA Endorsement MLNY-AYIRA-991 (Incorporated by Reference to
                            Registrant's Pre-Effective Amendment No. 1 to Form S-1
                            Registration No. 33-34562, Filed October 16, 1990.)
           4(d)(2)          IRA Endorsement, MLNY009 (Incorporated by Reference to
                            Registrant's Post-Effective Amendment No. 1 to Form S-1
                            Registration No. 33-60288, Filed March 31, 1994.)
           4(e)             Company Name Change Endorsement (Incorporated by Reference
                            to Registrant's Post-Effective Amendment No. 3 to Form S-1
                            Registration No. 33-34562, Filed March 30, 1992.)
           5                Opinion of Barry G. Skolnick, Esq. and Consent to its use as
                            to the legality of the securities being registered
          10(a)             General Agency Agreement Between Royal Tandem Life Insurance
                            Company and Merrill Lynch Life Agency Inc. (Incorporated by
                            Reference to Registrant's Pre-Effective Amendment No. 1 to
                            Form S-1 Registration No. 33-34562, Filed October 16, 1990.)
          10(b)             Investment Management Agreement By and Between Royal Tandem
                            Life Insurance Company and Equitable Capital Management
                            Corporation (Incorporated by Reference to Registrant's
                            Pre-Effective Amendment No. 1 to Form S-1 Registration No.
                            33-34562, Filed October 16, 1990.)
          10(c)             Shareholders' Agreement By and Among The Equitable Life
                            Assurance Society of the United States and Merrill Lynch &
                            Co., Inc. and Tandem Financial Group, Inc. (Incorporated by
                            Reference to Registrant's Pre-Effective Amendment No. 1 to
                            Form S-1 Registration No. 33-34562, Filed October 16, 1990.)
          10(d)             Service Agreement By and Between Royal Tandem Life Insurance
                            Company and Tandem Financial Group, Inc. (Incorporated by
                            Reference to Registrant's Pre-Effective Amendment No. 1 to
                            Form S-1 Registration No. 33-34562, Filed October 16, 1990.)

 10(e)      Service Agreement By and Between Tandem Financial Group, Inc. and Merrill Lynch & Co., Inc.
            (Incorporated by Reference to Registrant's Pre-Effective Amendment No. 1 to Form S-1 Registration
            No. 33-34562, Filed October 16, 1990.)
 10(f)      Form of Investment Management Agreement By and Between Royal Tandem Life Insurance Company and
            Merrill Lynch Asset Management, Inc. (Incorporated by Reference to Registrant's Post-Effective
            Amendment No. 1 to Form S-1 Registration No. 33-34562, Filed March 7, 1991.)
 10(g)      Assumption Reinsurance Agreement By and Among Merrill Lynch Life Insurance Company and Tandem
            Insurance Group, Inc. and Royal Tandem Life Insurance Company and Family Life Insurance Company
            (Incorporated by Reference to Registrant's Post-Effective Amendment No. 3 to Form S-1
            Registration No. 33-34562, Filed March 30, 1992.)
 10(h)      Indemnity Agreement Between ML Life Insurance Company of New York and Merrill Lynch Life Agency
            Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 3 to Form S-1
            Registration No. 33-34562, Filed March 30, 1992.)
 10(i)      Amended General Agency Agreement Between ML Life Insurance Company of New York and Merrill Lynch
            Life Agency Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 3 to
            Form S-1 Registration No. 33-34562, Filed March 30, 1992.)
 10(j)      Amended Management Agreement Between ML Life Insurance Company of New York and Merrill Lynch
            Asset Management, Inc. (Incorporated by Reference to Registrant's Form S-1, Filed March 30,
            1993.)
 10(k)      Mortgage Loan Servicing Agreement Between ML Life Insurance Company of New York and Merrill Lynch
            & Co., Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4 to Form S-1
            Registration No. 33-60288, Filed March 29, 1995.)
 23(a)      Written Consent of Sutherland Asbill & Brennan LLP
 23(b)      Written Consent of Deloitte & Touche LLP, independent registered public accounting firm.
 24(a)      Powers of Attorney.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

           (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pennington, State of New Jersey, on this 12th day of April, 2006.

                                                       ML Life Insurance Company of New York
                                                       (Registrant)

                                                       By: /s/ BARRY G. SKOLNICK
                                                       -----------------------------------------------------
                                                        Barry G. Skolnick
                                                        Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 12th day of April, 2006.

                      SIGNATURE                                                  TITLE
                      ---------                                                  -----
*                                                        Chairman of the Board, President, Chief
-----------------------------------------------------      Executive Officer, and Chief Actuary
Deborah J. Adler
*                                                        Director
-----------------------------------------------------
Frederick J.C. Butler
*                                                        Director and Senior Vice President
-----------------------------------------------------
John C. Carroll
*                                                        Director
-----------------------------------------------------
Richard M. Drew
*                                                        Director
-----------------------------------------------------
Robert L. Israeloff
*                                                        Director, Senior Vice President, Chief Financial
-----------------------------------------------------      Officer and Treasurer
Joseph E. Justice
*                                                        Director
-----------------------------------------------------
Robert A. King
*                                                        Director and Vice President
-----------------------------------------------------
Paul Michalowski
*                                                        Director
-----------------------------------------------------
Irving M. Pollack
*                                                        Director and Senior Vice President
-----------------------------------------------------
Concetta M. Ruggiero

                      SIGNATURE                                                  TITLE
                      ---------                                                  -----
*                                                        Director, Vice President, Chief Compliance
-----------------------------------------------------      Officer, Senior Counsel, Director of Compliance and
Lori M. Salvo                                              Secretary
*                                                        Director
-----------------------------------------------------
Cynthia Kahn Sherman
*By: /s/ BARRY G. SKOLNICK                               In his own capacity as Director, Senior Vice
                                                           President, and General Counsel and as
----------------------------------------------------       Attorney-in-Fact
    Barry G. Skolnick

                                 EXHIBIT INDEX

    EXHIBIT                               DESCRIPTION                             PAGE
    -------                               -----------                             ----
   5              Opinion of Barry G. Skolnick, Esq. and Consent to its use as
                  to the legality of the securities being registered..........
  23(a)           Written Consent of Sutherland Asbill & Brennan LLP..........
  23(b)           Written Consent of Deloitte & Touche LLP, independent
                  registered public accounting firm...........................
  24(a)           Powers of Attorney..........................................